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                                                                    EXHIBIT 10.6


                              EMPLOYMENT AGREEMENT

     This Agreement is made by and between Emaginet, Inc. (the "Company"), a Delaware corporation whose address is 6903 Rockledge Drive, Suite 1200, Bethesda, Maryland 20814 and Mr. Mehrdad Akhavan ("Akhavan"), a Maryland resident whose home address is 5610 Wisconsin Ave. #1203 Chevy Chase, MD 20815.

1.   TERM AND DUTIES

     (a) The Company hereby retains Mr. Mehrdad Akhavan, and Mehrdad Akhavan accepts this engagement, as Executive Vice President of Emaginet, Inc., for a term commencing May 8, 1998, and terminating on August 31, 2002.

     (b) As Executive Vice President of the Company Mr. Akhavan shall be in full charge of the Company's marketing, sales and business development strategies and operations.

2. D & O INSURANCE. The Company agrees to provide Directors and Officers liability insurance to Mr. Akhavan effective from the first day of employment of Mr. Akhavan.

3.   COMPENSATION

     (a) Base Salary. In consideration for the services to be provided by Mr. Akhavan, the Company shall pay Mr. Akhavan a minimum of $150,000.00 per annum, paid in bi-monthly payments. This salary will be reviewed and adjusted by the Board of Directors prior to May 1st of each year of the contract to provide for merit increases based upon standards set by the Board of Directors.

     (b) Performance Bonuses. Mr. Akhavan shall be eligible for an annual bonus of $50,000 based on performance criteria established by the Board of Directors.

     (c) Stock. During the term of this Agreement, Mr. Akhavan shall earn and be granted on the 15th day of each May an annual stock option to purchase up to 100,000 common shares of Emaginet, Inc., provided that Mr. Akhavan meets for each annual grant certain performance criteria as set by the Board of Directors. The price per share shall be set by the Board of Directors, but in no event greater than the market price of the stock at the time of the award. The terms and conditions of the Option Agreement shall follow the terms and conditions of the 1996 Stock Option Plan, except that they shall be vested immediately upon meeting the performance criteria.

     (d) Health Benefits. The Company agrees to pay health and dental insurance premiums for Mr. Akhavan at the family level, for coverage under its health plan.

     (e) Vacation. The Company agrees to provide Mr. Akhavan with 20 days of personal time off per annum, in addition to the Company's standard holidays. Vacations are accruable without limit.

     (f) Other Benefits. Mr. Akhavan is entitled to receive all other benefits provided to
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     regular, full-time employees of the Company.

4.   TERMINATION AND SEVERANCE

     (a) Termination Without Cause. The Company shall have the right to terminate Mr. Akhavan for any reason or no reason, but in either case, shall be obligated to pay the full balance of the salaries defined in Paragraph 3(a) through the remaining term of this Agreement.

     (b) Termination Events. The occurrence of any of the following events during the term of the Agreement shall also constitute Termination Without Cause and subject to the payment provision defined in Paragraph 4(a): (i) Mr. Akhavan's base salary is reduced for any reason; (ii) the Company is taken over, sold, or involved in a merger or acquisition of any kind, and the same salary is not offered to him for the remaining term of this agreement.

     (c) Termination With Cause. Termination for cause shall mean only termination for gross or serious financial or felony misconduct by Mr. Akhavan in connection with his employment. Non-performance on the Company's business objectives shall not be deemed grounds for termination with cause. If terminated with cause, the payment provision defined in Paragraph 4(a) shall not be in effect.

5.   PROPRIETARY INFORMATION AND NON-COMPETE AGREEMENT

     (a) Mr. Akhavan acknowledges that during the term of the Agreement he will have access to and become familiar with various trade secrets, confidential and proprietary information of the Company, that such information is the property of the Company and that it shall not be used or disclosed during the term of his employment or for one year thereafter.

     (b) Mr. Akhavan also agrees that for period of one year subsequent to his termination of employment he will not compete directly with or be employed in any way, by individuals, companies, entities or interests that compete directly with the Company on any of the products that the Company has developed or is in the process of developing at the time of his termination. Subsequent to this one year non-compete period, Mr. Akhavan shall continue to protect as confidential and not use any intellectual property belonging to the Company, but may use other information he acquired as an executive of the Company.

6. ASSIGNMENT. The parties acknowledge that a successor to the Company under a sale, merger or acquisition shall be bound by all of the terms and conditions of this Agreement.

7. SEVERABILITY. If any provision of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not effect the validity of the remainder of the Agreement. Each provision, paragraph and subpart of this Agreement is separable from every other provision, paragraph and subpart and constitutes a separate and distinct covenant.
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8. APPLICABLE LAW. This Agreement shall be constructed in accordance with the laws of the State of Maryland.

9. COMPLETE AGREEMENT. This Agreement embodies all the terms and conditions as agreed to between the parties. Mr. Akhavan acknowledges that he has not relied on any warranties or representations or promises except as set forth in this document. This Agreement may be changed, amended or superseded only by an agreement in writing signed by the parties.

10. ARBITRATION

         (a) Mandatory Arbitration. The parties agree that any dispute under this Agreement, including termination, shall be subject to mandatory arbitration pursuant to the rules of the American Arbitration Association. The parties acknowledge that arbitration is the sole remedy available to them regarding their claims under this Agreement. Provided, however, that if the Company fails to comply with its obligations in paragraph 4(a) or (b) Mr. Akhavan shall have the right to seek injunctive relief to enforce the Agreement. Mr. Akhavan and the Company otherwise agree to waive all fights to litigate disputes in connection with the terms and conditions of this Agreement shall survive termination of this Agreement.

         (b) Arbitration Procedures. Unless the parties to the arbitration agree otherwise, the arbitration shall take place in Montgomery County, Maryland. The arbitration award shall be final and binding upon the parties and may be entered in any court having jurisdiction. The parties will use a single arbitrator and shall divide the costs for the arbitration.

Mr. Mehrdad Akhavan                               EMAGINET, INC.

/s/ MEHRDAD AKHAVAN                          By: [ILLEGIBLE]
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                                             Title: CEO
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WITNESS:
         [ILLEGIBLE]
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